EXHIBIT 11.1


                   AMERICAN SOFTWARE, INC. AND SUBSIDIARIES
            Statement re: computation of Per Share Earnings (loss)
                   (In thousands, except per share amounts)
                                  (Unaudited)


                                                        Three Months Ended                     Nine Months Ended
                                                        ------------------                     -----------------
                                                            January 31,                           January 31,
                                                            -------------                         ------------
                                                        1999             1998             1999             1998
                                                     ---------        ----------      -----------      ------------
Common stock:
     Weighted average common
         shares outstanding:
              Class A shares                            17,221            17,888           17,595            17,811
              Class B shares                             4,785             4,798            4,794             4,807
                                                     ---------        ----------      -----------      ------------
     Basic weighted average common
         shares outstanding                             22,006            22,686           22,389            22,618

     Dilutive effect of outstanding
         Class A common stock
         options (as determined
         by the  application  of the
         treasury  stock  method  using
         the average market price for
         the period)                                        13             1,799              920             1,996
                                                     ---------        ----------      -----------      ------------

Diluted weighted average common
         shares outstanding for
         earnings per share -                           22,019            24,485           23,309            24,614
                                                     =========        ==========      ===========      ============

Net earnings (loss)                               $      1,013        $    1,869       $  (37,711)       $    5,221
                                                     =========        ==========      ===========      ============

Basic net earnings(loss)per common share          $        .05        $      .08       $    (1.68)       $      .23
                                                     =========        ==========      ===========      ============

Diluted net earnings(loss)per common share*       $        .05        $      .08       $    (1.68)       $      .21
                                                     =========        ==========      ===========      ============

*Diluted weighted average common shares outstanding are not included in the nine months ended January 31, 1999 calculations due to the anti-dilution of the net loss per share.

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